Aflac Incorporated 2006 10-K

EXHIBIT 10.28

Aflac Consulting Arrangement with E. Stephen Purdom

In November, 2006, Aflac entered into a consulting arrangement with Mr. E. Stephen Purdom, an independent member of Aflac Incorporated’s board of directors. Mr. Purdom had been retained as a special consultant for the purpose of helping review and coordinate the development of the 2007 Sales Plan for Aflac Japan. The term of the agreement was from November 2006 to January 2007. Mr. Purdom’s activities were primarily performed in Japan. The compensation was established at $40,000 for the three-month term of the agreement. The arrangement also includes allowances for living expenses while in Japan and reimbursement of standard business expenses.

EXH 10.28-1